Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 05, 2022, with respect to the consolidated financial statements included in the Annual Report of Statera Biopharma, Inc. on Form 10-K for the years ended December 31, 2021 and 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Statera Biopharma, Inc. on Forms S-3 (File No. 333-192755, File No. 333-202387, File No. 333-209232, and File No. 333-238578), and on Forms S-8 (File No. 333-140687, File No. 333-150542, File No. 333-167415, File No. 333-182466, File No. 333-203631 and File No. 333-225721).

/s/ BF Borgers CPA PC

Lakewood, Colorado

October 05, 2022